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                                                                       Exhibit 1


                                                           Terra Industries Inc.
                                                               600 Fourth Street
                                                                  P. O. Box 6000
                                                       Sioux City, IA 51102-6000
                                                       Telephone: (712) 277-1340
                                                         Telefax: (712) 233-3648
                                                         www.terraindustries.com

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NEWS RELEASE
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For Immediate Release                                  Contact:  Paula C. Norton
                                                                  (712) 277-5438

             TERRA FILES COMPLAINT AGAINST INSURANCE CARRIERS FOR
                 UNPAID CLAIMS RELATED TO PORT NEAL EXPLOSION

Sioux City, Iowa (April 14, 1997)-Terra Industries Inc. (NYSE symbol: TRA) announced today that it filed a complaint late Friday, April 11, in Sioux City federal court against its property insurance carriers. The complaint seeks, among other things, monetary damages in excess of $150 million. This represents unpaid claims related to the rebuild of its Port Neal plant, which was virtually destroyed by an explosion in December 1994. The carriers are led by Industrial Risk Insurers, a consortium of about 30 insurance companies.

To date, Terra has received $203 million in insurance payments but has incurred much more than that in damages subject to the insurance claim. Six months ago, Terra presented very detailed documentation to the carriers supporting expenditures to rebuild the plant and to compensate for the property damage and business interruption losses. The carriers, however, have failed to act in a timely manner to handle the claim or to acknowledge their obligations to pay the amounts owed; therefore, the company decided to file this lawsuit.

Terra Industries Inc., with 1996 revenues of $2.3 billion, is a leading marketer and producer of nitrogen fertilizer, crop protection products, seed and services for agricultural, turf, ornamental and other growers. Terra also produces nitrogen products and methanol for industrial customers.

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call 800-758-5804, code 437906.